Exhibit 99.1

                                                                                                                                                              Media Contact: Mark Polzin (314) 982-1758

EMERSON NAMES GLORIA FLACH TO BOARD OF DIRECTORS
ST. LOUIS, May 2, 2017 – Gloria A. Flach, corporate vice president and chief operating officer of Northrop Grumman Corporation, has been elected to Emerson's (NYSE: EMR) board of directors, Chairman and Chief Executive Officer David N. Farr announced today.
Ms. Flach has served as chief operating officer of Northrop Grumman since January 2016. In this role she is responsible for overseeing and enhancing program execution, risk management and operational excellence across the company. She also provides leadership to the company's global supply chain and is a member of the Corporate Policy Council. Since joining Northrop Grumman in 1981, Ms. Flach has held a number of technical and management positions of increasing importance including having served as corporate vice president and president of Northrop Grumman's former Electronic Systems Sector from 2013 to 2015 and as corporate vice president and president, Enterprise Shared Services from 2010 to 2012.
"Gloria is an excellent addition to the board as she brings a strong understanding of today's global business environment thanks to her extensive operational and technical background," Farr said. "We look forward to the benefit of her experience as we work to position Emerson for continued success."
Flach will serve on the board's compensation committee and finance committee.
Flach earned a bachelor's degree in computer science and a master's degree in business administration from Loyola University, Maryland. She has also completed the Executive Marketing Program at the University of California, Los Angeles and the General Manager's Program at Harvard University. Flach currently serves on the board of directors for the Maryland Business Roundtable for Education, as well as on the University of Maryland, Baltimore County board of visitors and the Loyola University, Maryland, board of advisors.
About Emerson

Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Emerson Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Emerson Commercial & Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.